Exhibit 10.10

FIRST AMENDMENT

TO THE US AIRWAYS GROUP, INC.

2003 NONEMPLOYEE DIRECTOR DEFERRED STOCK UNIT PLAN

     This First Amendment to the US Airways Group, Inc. 2003 Nonemployee Director Deferred Stock Unit Plan (the "Plan") is made and entered into effective as of the 31st day of July, 2003, by US Airways Group, Inc. (the "Corporation").

W I T N E S S E T H:

     WHEREAS, the Corporation maintains the Plan, which is administered by the Human Resources Committee (the "Committee") appointed by the Board of Directors of the Corporation (the "Board"), to provide for grants of deferred cash payments based on the value of Corporation Class A Common Stock ("Deferred Stock Units") to nonemployee members of the Board; and

     WHEREAS, the formula for grants under the Plan provides that the number of Deferred Stock Units granted to each director shall be rounded to the closest whole number; and

     WHEREAS, the Corporation wishes to amend the Plan to provide that the number of Deferred Stock Units granted to each director under such formula shall instead be rounded to the closest tenth of a unit; and

     WHEREAS, Section 7.1 of the Plan permits the Board to amend the Plan at any time, subject to consent of the participants for any amendment that would adversely affect, in any way, the rights of such participants;

     NOW, THEREFORE, the Corporation hereby amends the Plan as follows:

1.

Section 5.1 of the Plan shall be amended to read as follows:

"5.1 Annual Grant. The Corporation shall establish a bookkeeping account for each Eligible Director. On July 31, 2003, the bookkeeping account of each Eligible Director shall automatically be credited with a number of Deferred Stock Units equal to the quotient obtained by dividing $10,000 by the then Fair Market Value (rounding to the closest tenth of a Deferred Stock Unit). Thereafter, on the first business day following the annual meeting of stockholders of the Corporation held in each year subsequent to 2003 and prior to the termination of the Plan, the bookkeeping account of each Eligible Director shall automatically be credited with a number of Deferred Stock Units equal to the quotient obtained by dividing $10,000 by the then Fair Market Value (rounding to the closest tenth of a Deferred Stock Unit)."

2.

Except as specifically amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this First Amendment.

US AIRWAYS GROUP, INC.

By: Elizabeth Lanier

Title: Executive Vice President, General Counsel and Corporate Secretary